On December 31, 1998, at 11:59 p.m., the Registrant had three wholly-owned subsidiaries, all of which are included in the consolidated financial statements, as follows:


                                             Organized Under the
          Name                                     Laws of

     New Penn Motor Express, Inc.                 Pennsylvania

     Arnold Transportation Services, Inc.         Pennsylvania

     MARIS, Inc.                                  Delaware